Exhibit 3.01


                            ARTICLES OF INCORPORATION
                                       OF
                            TERRA CAPITAL GROUP, INC.


                                    ARTICLE I

                                      NAME

     The name of the Corporation is Terra Capital Group, Inc.

                                   ARTICLE II

                       INITIAL REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the corporation is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, NV 89511, and the name of the corporation's initial registered agent at that address is The Corporation Trust Company of Nevada.

                                   ARTICLE III

                              OBJECTS AND PURPOSES

     The objects and purposes for which the said corporation is organized and the nature of the business to be carried on by it are to engage in any lawful business or activities under the laws of the State of Nevada; and to have and exercise all of the powers and rights conferred by the laws of the State of Nevada upon corporations formed under such laws.

                                   ARTICLE IV

                               AUTHORIZED CAPITAL

     The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 200,000 (two hundred thousand) shares, consisting of 100,000 (one hundred thousand) shares of common stock, having a par value of $.001 per share (the "Common Stock") and 100,000 (one-hundred thousand) shares of preferred stock, having a par value of $.001 per share (the "Preferred Stock"). Authority is hereby expressly granted to the Board of Directors of the Corporation to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series, the number of shares of such series, the voting powers, designations, preferences and
relative,   participating,   optional   or  other   special   rights,   and  the
qualifications, designations, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights, transfer and ownership restrictions and liquidations preferences, that are permitted by the Nevada Revised Statutes in respect of any class or classes of stock or any series of any class of stock of the Corporation, without further action or vote by the Corporation's stockholders; provided, however, that
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notwithstanding the foregoing,  any series of Preferred Stock issued pursuant to the authority granted herein may be voting or non-voting, provided that the voting rights of any voting shares of Preferred Stock shall be limited to no more than one vote per share on matters voted upon by the holders of such series.

                                    ARTICLE V

                               BOARD OF DIRECTORS

     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws of the Corporation and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that the initial Board of Directors shall consist of one director. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation. The name and address of the person who shall serve as director until the first annual meeting of shareholders or until his successor is elected and shall qualify is as follows:

         NAME                                              ADDRESS
         ----                                              -------
     Steve Carder                                 14300 N. Northsight Blvd.
                                                           Suite 229
                                                     Scottsdale, AZ 85260

                                   ARTICLE VI

                                     BYLAWS

     The power to adopt, alter, amend, or repeal bylaws shall be vested in the Board of Directors and the shareholders, and that the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

                                   ARTICLE VII

                        LIMITATION OF DIRECTOR LIABILITY

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation thereof is not permitted under the Nevada Revised Statutes as the same exists or may hereafter be amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.

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                                  ARTICLE VIII

                INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     The Corporation shall, to the fullest extent permitted by Nevada law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Nevada law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

                                   ARTICLE IX

                          INTERESTED PARTY TRANSACTIONS

     The Corporation shall have authority, to the fullest extent now or hereafter permitted by the Nevada Revised Statutes, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

                                    ARTICLE X

                                  INCORPORATOR

     The name and mailing address of the incorporator are:

          Robert J. Ahrenholz Esq.
          Kutak Rock LLP
          1801 California Street, Suite 3100
          Denver, Colorado 80202

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                                   ARTICLE XI

                                   AMENDMENTS

     The Corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.

                                   ARTICLE XII

                               SHAREHOLDER VOTING

     One-third of the voting power, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

     When, with respect to any action to be taken by shareholders of this Corporation, the laws of the State of Nevada require the vote or concurrence of the holders of two-thirds of the outstanding voting power, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such voting power or class or series thereof.

                                   ARTICLE XII

                                PREEMPTIVE RIGHTS

     Shareholders of Common Stock of the Corporation shall have preemptive rights.

                            [Execution Page Follows]

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     IN WITNESS  WHEREOF,  the undersigned  incorporator has duly executed these
Articles of Incorporation on the 18th day of March, 2003.


                                        /s/ Robert J. Ahrenholz
                                        ---------------------------------
                                        Robert J. Ahrenholz, Incorporator

STATE OF COLORADO
CITY AND
COUNTY OF DENVER

     I, the undersigned, a Notary Public, hereby certify that on the 18th day of March 2003, personally appeared before me, Robert J. Ahrenholz who, being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

                                        Evonne C. Wiseman
                                        ---------------------------------
                                        Notary Public

                                     [SEAL]

My Commission Expires:

My Commission Expires Nov. 19, 2005

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     CERTIFICATE  DESIGNATING  PLACE OF BUSINESS OR DOMICILE  FOR THE SERVICE OF
PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

     Pursuant to Title 7, Chapter 28 of the Nevada Revised Statutes, the following is submitted:

     That Terra Capital Group, Inc. desiring to organize under the laws of the State of Nevada with its initial registered office, as indicated in its Articles of Incorporation, at c/o The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, NV 89511, has named The Corporation Trust Company of Nevada as its agent to accept service of process within this state.

     ACKNOWLEDGMENT:

     Having been named to accept service of process for the corporation named above, at the place designated in this certificate, I agree to act in that capacity, to comply with the provisions of Title 7, Chapter 28 of the Nevada Revised Statutes, and am familiar with, and accept, the obligations of that position.

                                        THE CORPORATION TRUST COMPANY OF NEVADA

                                        By /s/ Hiedi M. Liesch
                                           -------------------------------------
                                        Name Hiedi M. Liesch
                                             -----------------------------------
                                        Title Spec Asst Sect.
                                              ----------------------------------

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